EXHIBIT 10.1

Lease Agreement

This agreement, entered into on April 15, 2016 by and between Guanfu Jinhao Co Limited (“Landlord”), and Bylog Group Corp. a corporation (“Tenant”).

1. Basic Lease Terms:

(a) TENANT: Dmitrii Iaroshenko dba Bylog Group Corp.

(b) PREMISES: 84/1 Bilang, Hutan #402, Liaoning Province, Dalian City, District Zhongshan, China 116013

(c) TERM OF LEASE: The term of this lease shall be 12 months, commencing on the date when this agreement is signed and shall automatically renew for 1 year on each anniversary date absent thirty (30) days written notice by either party to terminate this Lease.

(d) BASIC MONTHLY RENT: $200. The following are included in the basic monthly rent: use of office address and use of 50 sq. m. office space.

(e) Tenant is entitled to use of board / conference room, workspace with computer with Internet connection. Some suggested uses are, but certainly not limited to, Board of Directors’ meetings, Stockholder’s meetings, presentation meetings, conferences. The assigned and shared space is available on first come first serve basis.
– Tenant can reserve the space for booking fee $10 per hour (one hour minimum charged).
– Tenant can decide to pay additonal $200 in monthly fee and booking fee will be not charged.

2. RENT: Tenant agrees to pay to Landlord the basic monthly rent in the amount set forth in the Basic Lease Terms herein during the term of this Lease. Tenant will pay when due hereunder such rent, and any other charge(s), including any applicable sales, use and other taxes, now or hereafter imposed by any governmental body which shall all be deemed additional rent, without making any deduction or offset to:

(a) Unless otherwise set forth herein, all rent and additional rent due to Landlord hereunder are due and payable in advance on the first of every month without demand or offset. Any additional charges are due and payable upon receipt of an invoice from Landlord.

(b) Any payment not received within fifteen (15) days after the due date is subject to a late charge equal to ten percent (10%) of the past due balance, but not less than $50.00, to compensate Landlord for the extra costs incurred as a result of such late payment. Tenant acknowledges and agrees that such late charge is reasonable.

(c) In addition, in the event that Tenant fails to pay any amount when due, Tenant shall pay to Landlord interest thereon at an annual rate of ten percent (10%) or such lower rate as may be the maximum lawful rate.

3. WAIVER: The waiver by Tenant of any term, covenant or condition herein contained shall constitute a waiver only as to that particular occurrence and shall not be deemed to be a waiver of such term, covenant or condition in the future. The waiver by Landlord of any term, covenant or condition herein contained shall constitute a waiver only as to that particular term, covenant or condition and shall not be deemed to be a waiver of any other term, covenant or condition of this agreement.

It is further agreed that acceptance of Tenant’s payment by Landlord shall not be a waiver of any term, covenant or condition of this agreement.

4. HOLD HARMLESS: Tenant shall indemnify and hold harmless Landlord against and from any and all claims arising from Tenant’s use of this agreement or the actions and services of Landlord on behalf of Tenant; from and against all cost, attorney’s fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and, in any case, from actions or proceedings brought against Landlord by reason of any such claim. Tenant upon notice of Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord

Acknowledgement of service and consideration: Tenant acknowledges that by virtue of the terms of this agreement Landlord will incur overhead and expenses which will not be diminished by Tenant’s unilateral termination or default here to Tenant hereby avows and acknowledges that by virtue of Landlord providing this service, entering into this agreement, being available and holding out to perform hereunder that Landlord has performed at inception and upon execution hereof, a service to Tenant which is to Tenant value received, for the total amount payable for the term hereof regardless of the continuing use or non-use that Tenant may or may not make of this service, and, that in the event of default or breach, the total sum agreed to under this agreement would approximate a reasonable estimate of Landlord’s actual damages. Further, the parties agree that proof of Landlord’s actual damages would be difficult and very expensive to prove; and both parties agree that the sums hereby agreed to in the event of default are a reasonable estimate thereof. The parties, therefore, agree that the moneys heretofore agreed to be paid in the event of default shall be considered liquidated damages.

Tenant hereby expressly represents, warrants and vows to Landlord that Tenant’s use of Landlord services herein contracted for by Tenant, will at all times be in compliance with all People's Republic of China’s regulations, laws and statutes. Tenant, both in the corporate capacity and individually, expressly warrants that It has executed this document in its true and legal name.

Tenant fully understands and acknowledges that Landlord is not a legal or accounting firm and that Landlord has not made any such representations or advice to Tenant. All that People's Republic of China does is submitted and performed with the understanding that Landlord is not engaged in rendering legal, accounting or other professional service.

Tenant hereby unconditionally guarantees the payment of the foregoing obligation and waives notice, protest, presentment and notice of default upon default of any term, covenant and/or condition of this agreement by Tenant.

Entire agreement It is expressly understood that this agreement constitutes the entire agreement between the parties and that no statement, representation, promise or inducement made by any party hereto, its agents or employees, which is not expressly contained in the agreement, shall be binding or be of any force or effect. This agreement shall not be modified, altered, changed or amended in any respect except by written memorandum signed by both parties and shall supersede, replace and take precedence over any prior agreement or agreements of similar character between the parties hereto Tenant acknowledges that he has rid this agreement in its entirety. The parties expressly agree that this contract will be binding on the heirs, successors and assigns of either party in all respects.

Venue: This agreement shall be governed by the laws of People's Republic of China, and it further covenanted and agreed with each other that venue of any suit or controversy involving this agreement shall lie exclusively within People's Republic of China. Both parties hereby consent to the jurisdiction of the appropriate court of People's Republic of China.

The parties hereby declare that If a dispute or difference arises between the parties concerning performance or interpretation of this agreement, said agreement is to be construed pursuant to the parties Intent hereby expressed.

IN WITNESS WHEREOF,

Landlord

/s/ Yohio Honk                               by: Yohio Honk, Manager
Guanfu Jinhao Co Limited

Bilang, Hutan #111, Liaoning Province, Dalian City, District Zhongshan, China 116013

Tenant

/s/ Dmitrii Iaroshenko                     by: Dmitrii Iaroshenko, President

Bylog Group Corp.